UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2022
Carlyle Secured Lending, Inc.
(Exact name of registrant as specified in charter)

Maryland	No. 814-00995	80-0789789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Vanderbilt Avenue, Suite 3400 New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 813-4900

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common stock, $0.01 per share	CGBD	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 – Entry into a Material Definitive Agreement.
Effective as of May 25, 2022, Carlyle Secured Lending, Inc. (the “Company”), as borrower, entered into an amendment (the “Amendment”) to the Existing Credit Facility, as defined below, with the lenders party thereto, and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, collateral agent and swingline lender. The Amendment amends the Company’s Senior Secured Revolving Credit Agreement, dated as of March 21, 2014, as previously amended as of January 8, 2015, May 25, 2016, March 22, 2017, September 25, 2018, June 14, 2019, November 8, 2019, October 28, 2020 and October 11, 2021, with the lenders party thereto and JPMCB as administrative agent (the “Existing Credit Facility” and as amended by the Amendment, the “Credit Facility”). Capitalized terms used but not defined herein have the meanings set forth in the Credit Facility.
The maximum principal amount of the Credit Facility is $688,000,000 subject to availability under the Credit Facility, which is based on certain advance rates multiplied by the value of the Company’s portfolio investments (subject to certain concentration limitations) net of certain other indebtedness that the Company may incur in accordance with the terms of the Credit Facility. Proceeds of the Credit Facility may be used for general corporate purposes in the ordinary course of business, including the funding of portfolio investments. Maximum commitments under the Credit Facility may be increased to $900,000,000 through the exercise by the Company of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Credit Facility includes a $50,000,000 limit for swingline loans and a $20,000,000 limit for letters of credit. The Company may borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the Credit Facility, including amounts drawn in respect of letters of credit, bear interest at a rate per annum equal to either (i) a term benchmark rate of the Adjusted Term SOFR Rate, the Adjusted Euribor Rate, or the applicable Local Rate, as the case may be, or (ii) an Alternate Base Rate (which is the highest of (a) the Prime Rate, (b) the NYFRB Rate plus 0.50% or (c) the Adjusted Term SOFR Rate for one month plus 1.00%) plus an applicable margin. The applicable margin for an Alternate Base Rate loan will be up to 0.875% and for a term benchmark rate loan will be up to 1.875%, in each case depending on the level of the Gross Borrowing Base compared to the Combined Debt Amount. The Company may elect either the term benchmark rate or the Alternate Base Rate at the time of drawdown, and loans may be converted from one rate to another at any time, subject to certain conditions. The Company also pays a fee of 0.375% on undrawn amounts under the Credit Facility and, in respect of each undrawn letter of credit, a fee and interest rate equal to the then-applicable margin under the Credit Facility while the letter of credit is outstanding. The availability period under the Credit Facility will terminate on May 25, 2026 and the Credit Facility will mature on May 25, 2027. During the period from May 25, 2026 to May 25, 2027, the Company will be obligated to make mandatory prepayments under the Credit Facility out of the proceeds of certain asset sales, other recovery events and equity and debt issuances.
Subject to certain exceptions, the Credit Facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Company. The Credit Facility includes customary covenants, including certain financial covenants related to asset coverage, shareholders’ equity and liquidity, certain limitations on the incurrence of additional indebtedness and liens, and other maintenance covenants, as well as usual and customary events of default for senior secured revolving credit facilities of this nature.
The description above is only a summary of the material provisions of the Amendment and the Credit Facility and is qualified in its entirety by reference to the copy of the Amendment and the Credit Facility, which are filed as exhibits 10.1 and 10.2 hereto and incorporated herein by reference.
Item 2.03 – Creation of Direct Financial Obligation.
The disclosure set forth above under Item 1.01 is incorporated by reference herein.
Item 9.01 – Financial Statements and Exhibits.

Exhibit Number	Description

10.1
Omnibus Amendment No. 9, dated as of May 25, 2022, among Carlyle Secured Lending, Inc., as borrower, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and swingline lender.*

10.2
Amended and Restated Senior Secured Revolving Credit Agreement, dated as of March 21, 2014 and Conformed through Amendment No. 9 dated as of May 25, 2022, among Carlyle Secured Lending, Inc., as borrower, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.*

*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARLYLE SECURED LENDING, INC.
(Registrant)

Dated: June 1, 2022	By:	/s/ Thomas M. Hennigan
Name: Thomas M. Hennigan
Title: Chief Financial Officer